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MIDWEST AIR GROUP, INC.
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Midwest Air Group, Inc.

6744 South Howell Avenue

Oak Creek, Wisconsin 53154

414-570-4000

www.midwestairlines.com

Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

June 11, 2007

MIDWEST COMMENTS ON RESULTS OF AIRTRAN’S EXCHANGE OFFER;
CITES VALUE FOR SHAREHOLDERS
IN COMPANY’S LONG-TERM STRATEGIC PLAN

Milwaukee, Wisconsin, June 11, 2007 – Midwest Air Group, Inc. (AMEX: MEH), parent company of Midwest Airlines, today acknowledged the announcement by AirTran Holdings, Inc. (NYSE: AAI) of the results of its unsolicited exchange offer, which expired Friday, June 8.

Regardless of the results, the company’s board of directors continues to believe there is greater value for shareholders in the company’s long-term strategic plan than in the offer proposed by AirTran, according to Timothy E. Hoeksema, chairman of the board and chief executive officer.

“It is all about value,” explained Hoeksema. “We believe the strategic initiatives, particularly those recently announced, will unlock value not reflected in the current share price or in the AirTran offer.” Coupled with Midwest’s differentiated product, unrivaled service offering and loyal customer base, he predicted these initiatives will allow shareholders to benefit as the plan is executed.

Key components of the plan and their respective projected revenue contributions were outlined in a mailing to shareholders last week:

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Midwest’s 50-seat regional jet program, which is underway and expected to be fully operational by October 2007.

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Projected increase in annual revenue when fully deployed: $120-150 milllion.

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Two MD-80s to be added to Midwest fleet beginning in second quarter 2007.

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Projected increase in annual revenue when fully deployed: $40-50 million.

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Dual seating option expected to be in place by mid-2008.

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Projected increase in annual revenue when fully deployed: $30-35 million.

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New codeshare with Northwest Airlines expected to launch in third quarter 2007.

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Projected increase in annual revenue when fully deployed: $10-20 million.

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Expanded Air Midwest codeshare.

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Projected increase in annual revenue when fully deployed: $2-4 million.

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The company expects these initiatives to be the building blocks for strong earnings and a profitable future. “Despite the fact that the industry is currently experiencing increasing pressure on yields, which we are addressing through pricing and yield management, we believe Midwest is well positioned to continue to grow and thrive,” Hoeksema observed. “Smart companies and the ones that survive are those that offer a differentiated product that translates into market preference, and those that have developed diversified and sustainable revenue sources – which these initiatives are projected to provide.”

Regarding the tender offer results, the company reiterated remarks previously issued, noting that the results do not have any material effect on Midwest in that no shares of Midwest have actually been purchased by AirTran as a result of the tender.

“It is important to note that, as a practical matter, board approval would be required for AirTran to accomplish its goal of acquiring our company,” said Carol N. Skornicka, senior vice president, general counsel and secretary. She added that in the event AirTran prevails in having its three nominees elected to Midwest’s board, AirTran would not have control of the board because there are nine directors on the Midwest board. Midwest’s board is recommending that shareholders vote FOR the Midwest slate on the WHITE proxy card, preferably by telephone or online, in advance of the annual meeting of shareholders on June 14.

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Catering to business travelers and discerning leisure travelers, the airline earned its reputation as “The best care in the air” by providing passengers with impeccable service and onboard amenities at competitive fares. Both Skyway Airlines, Inc. – a wholly owned subsidiary of Midwest Airlines – and SkyWest Airlines, Inc. operate as Midwest Connect and offer service to and connections through Midwest Airlines’ hubs. Together, the airlines offer service to 51 cities. More information is available at http://www.midwestairlines.com.

This news release contains forward-looking statements about the results expected under the company’s strategic plan and that otherwise may state the company’s or management’s intentions, hopes, beliefs, expectations or predictions for the future. Words such as “project,” “expect,” “anticipate,” “predict,” “believe,” “estimate,” “goal,” “plan,” “objective” or similar words are intended to identify forward-looking statements. It is important to note that the company’s actual results could differ materially from the projected results contained in these forward-looking statements. Factors that may cause such a difference to occur include, but are not limited to, fees and expenses incurred in connection with AirTran’s unsolicited exchange offer, customer acceptance of the company’s strategic plan, the company’s ability to successfully implement the strategic plan, an adverse industry yield environment, and the risk factors described in “Item 1A. Risk Factors” in the company’s “Annual Report on Form 10-K” for the year ended December 31, 2006.

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Important Additional Information

Midwest has filed a definitive proxy statement on Schedule 14A (the “2007 Proxy Statement”) with the Securities and Exchange Commission (“SEC”) in connection with its Board of Directors’ solicitation of proxies to vote in favor of the slate of directors nominated by the Board of Directors and to vote on any other matters that properly come before the 2007 Annual Meeting of Shareholders, or any adjournment or postponement thereof. On May 16, 2007, Midwest began the process of mailing the 2007 Proxy Statement and a WHITE proxy card to each Midwest shareholder entitled to vote at the Annual Meeting. Midwest has engaged MacKenzie Partners, Inc. (“MacKenzie”) to assist it in soliciting proxies from its shareholders. Midwest has agreed to pay customary compensation to MacKenzie for such services and to indemnify MacKenzie and certain related persons against certain liabilities relating to or arising out of the engagement. Directors, officers and employees of Midwest may solicit proxies, although no additional compensation will be paid to directors, officers or employees for such services.

Midwest has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) and amendments thereto regarding AirTran’s exchange offer that contain information regarding members of the Board of Directors’ and members of management’s potential interests in the exchange offer. Information regarding securities ownership by the Board of Directors and certain members of management as of March 26, 2007 is contained in the 2007 Proxy Statement. Midwest shareholders should read the Schedule 14D-9 and the 2007 Proxy Statement (including any amendments or supplements to such documents) because these documents contain (or will contain) important information. The 2007 Proxy Statement, the Schedule 14D-9 and other public filings made by Midwest with the SEC are available without charge from the SEC’s Web site at sec.gov and from Midwest at midwestairlines.com.

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